THELEN REID & PRIEST LLP
                                                                Attorneys at Law
                                                        ------------------------

                                                                875 Third Avenue
                                                         New York, NY 10022-6225

                                                               Tel. 212.603.2000
                                                               Fax  212.603.2001

                                                              www.thelenreid.com


                                                             Exhibits 5(b) and 8


                                            September 17, 2003


TXU Energy Company LLC
Energy Plaza
1601 Bryan Street
Dallas, Texas 75201-3411

Ladies and Gentlemen:

     Reference is made to the proposed exchange (Exchange Offer) by TXU Energy Company LLC, a Delaware limited liability company (Company), of any and all of the Company's outstanding 6.125% Senior Notes due 2008 (Old 2008 Notes) for an equal principal amount of the Company's 6.125% Exchange Senior Notes due 2008 (New 2008 Notes), and any and all of the Company's outstanding 7.000% Senior Notes due 2033 (Old 2013 Notes, and together with the Old 2008 Notes, the Old Notes) for an equal principal amount of the Company's 7.000% Exchange Senior Notes due 2013 (New 2013 Notes, and together with the New 2008 Notes, the New Notes), all as contemplated in the registration statement on Form S-4 (Registration Statement) to be filed by the Company, on or about the date hereof, with the Securities and Exchange Commission under the Securities Act of 1933, as amended. In connection therewith, we have reviewed such documents and records as we have deemed necessary to enable us to express an opinion on the matters covered hereby.

     Based upon the foregoing, we are of the opinion that:

     1. The Company is a limited liability company duly formed, validly existing and in good standing under the Delaware Limited Liability Company Act.

     2. The New Notes will be legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to the effect of bankruptcy, insolvency, reorganization, receivership, fraudulent conveyance, fraudulent transfer, moratorium and other laws affecting the rights and remedies of creditors generally and general principles of equity, when the Exchange Offer is consummated in the manner described in the Registration Statement.

     We are further of the opinion that, insofar as it relates to matters of law or legal conclusions, the summary contained in the Registration Statement of the material United States federal income tax consequences of exchanging the Old

September 17, 2003
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Notes for the New Notes and of the ownership and disposition of the New Notes is accurate in all material respects as of the date hereof.

     This opinion is limited to (i) the laws of the State of New York; (ii) the Delaware Limited Liability Company Act, the applicable provisions of the Delaware Constitution and reported opinions interpreting such laws; and (iii) the federal laws of the United States of America.

     We hereby consent to the use of our name in the Registration Statement and to the use of this opinion as an exhibit thereto.

                                            Very truly yours,

                                            /s/ Thelen Reid & Priest LLP

                                            THELEN REID & PRIEST LLP